UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

UNITY BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

1

2026 Proxy Statement2

Notice of Annual Meeting of Shareholders

Date and Time: Thursday April 23, 2026 8:00 AM E.D.T.	Location: To be held virtually. Virtual meeting link: meetnow.global/MCJW47X	Record Date: February 27, 2026

Items of Business

1.	The election of the five (5) nominees listed in the attached proxy statement to serve on the Board of Directors for the terms set forth therein for each nominee.
2.	The ratification of the selection of Wolf & Company P.C. as the Company’s independent external auditors for the year ending December 31, 2026.
3.	Such other business as may properly come before the Annual Meeting and at any adjournments thereof, including whether or not to adjourn the Annual Meeting.

Delivery of Proxy Materials

We are distributing our proxy materials to our shareholders via the U.S. Securities And Exchange Commission (“SEC”) "Notice and Access" rules. We believe this approach allows us to provide shareholders with a timely and convenient way to receive proxy materials and vote, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. A Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") will be mailed beginning on or about March 12, 2026, rather than paper copies of the Proxy Statement, the proxy card and our 2025 Annual Report, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2025. The Notice of Internet Availability contains instructions on how to access the proxy materials, vote and obtain, if desired, a paper copy of the proxy materials.

Voting

It is important that your shares be represented and voted at the Annual Meeting. Because the Annual Meeting is virtual via live webcast, shareholders who will not be able to attend the Annual Meeting in person may participate by joining the live webcast. Whether or not you expect to participate in the Annual Meeting virtually, after receiving the Notice of Internet Availability, please vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. You may vote via the Internet, by telephone, or by signing, dating and returning the proxy card that is mailed to those that request paper copies of the Proxy Statement and the other proxy materials. If you plan on participating in the Annual Meeting virtually, please retain the control number provided on your proxy card. You will need it to access the Annual Meeting as a registered shareholder. You may revoke your proxy at any time prior to the exercise of the proxy by following the voting instructions included in the Notice of Internet Availability. The latest vote cast will control.

On behalf of the Board of Directors and all of the employees of the Company, I thank you for your continued interest and support.

Sincerely yours,

David D. Dallas

Chairman of the Board

Internet Availability of Proxy Materials: IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON APRIL 23, 2026: The Annual Report, Proxy Statement and Proxy Card are available at: www.investorvote.com/UNTY

2026 Proxy Statement1

64 Old Highway 22

Clinton, New Jersey 08809

Proxy Statement

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Unity Bancorp, Inc. (the “Company”) of proxies to be voted at the Company’s 2026 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 23, 2026, and at any postponement or adjournment of the Annual Meeting.

All record holders of the Company’s common shares at the close of business on February 27, 2026 are entitled to vote. On that date, there were 10,016,427 common shares outstanding. Holders of the Company’s common shares are entitled to one vote for each share held of record.

You are cordially invited to attend the Annual Meeting, which will begin at 8:00 A.M. E.D.T. The Annual Meeting will be broadcast at meetnow.global/MCJW47X.

This proxy statement will first be available online on or about March 6, 2026.

2026 Proxy Statement2

Proxy Statement Summary

This summary contains highlights of information contained elsewhere in our proxy statement and does not contain all of the information that you should consider. Please read the entire proxy statement before you vote.

Proposals for the Annual Meeting

Board

ProposalRecommendation

1.	The election of the five (5) nominees listed in the attached proxy statement to serve on the Board of Directors for the terms set forth therein for each nominee.	“FOR” each nominee
2.	The ratification of the selection of Wolf & Company P.C. as the Company’s independent external auditors for the year ending December 31, 2026.	“FOR”

Voting Your Shares

Who Can Vote: Shareholders of record as of the close of business on February 27, 2026.

Voting Online Prior to Meeting:

Record holders should follow the instructions included in the Notice of Internet Availability. If you hold your shares in street names, please follow the instructions found on your voting instruction form.

Voting by Mail: If you requested paper copies of the proxy materials, you may complete, date, sign and return the proxy card that is mailed to you.

Voting During the Annual Meeting:

If you participate in the Annual Meeting virtually, you can vote your shares of Common Stock by following the instructions available on the meeting website during the meeting. You will be required to sign into the meeting with the control number provided on your proxy card.

Your vote is important! Even if you plan to attend the Annual Meeting, we encourage all shareholders to vote in advance of the meeting.

2026 Proxy Statement3

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with approximately $3.0 billion in assets and $2.3 billion in deposits. Unity Bank, the Company’s wholly owned subsidiary, provides financial services to retail, corporate and small business customers through its robust branch network located throughout New Jersey and the Lehigh Valley area of Pennsylvania. The Company, through the Bank, conducts a traditional and community-oriented commercial banking business, and offers services, including personal and business checking accounts and time deposits, money market accounts and regular savings accounts.

$1.52

Diluted EPS

18.07%

ROE

2.17%

ROA

4.52%

Net Int. Margin

“We are pleased to report a record year for Unity Bancorp, Inc.”

-	James Hughes, CEO

Unity Bank Footprint Map

Other Highlights

◆	Named to Piper Sandler’s Sm-All Stars Class of 2025

◆	Named one of Piper Sandler’s Top Bank Investment Ideas for 2026

◆	Unity Bancorp, Inc. donates over $340,000 in 2025

2026 Proxy Statement4

PROPOSAL 1 - ELECTION OF DIRECTORS

In accordance with the Certificate of Incorporation and the Bylaws of the Company, the Board of Directors must consist of not less than one (1) and not more than sixteen (16) Directors. The Board of Directors of the Company currently has ten (10) members. The Board of Directors is divided into three classes.

Four (4) Directors will be elected at this Annual Meeting to serve for three-year terms expiring at the Company’s Annual Meeting in 2029 and until their successors are duly elected and qualified. These nominees are current members of the Company’s Board of Directors.

One (1) Director will be elected at this Annual Meeting to serve a one-year term expiring at the Company’s Annual Meeting in 2027. This nominee was appointed to the Company’s Board of Directors on January 1, 2026.

The following tables set forth, as of the record date, the names of the nominees and the names of those Directors whose terms continue beyond the Annual Meeting, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a Director of the Company and the year in which their terms (or in the case of the nominees, their proposed terms) as a Director of the Company expire. There are no arrangements or understandings with another person under which the individual was or is to be selected as a director or nominee.

The persons named as proxy will vote your proxy “FOR” the election of each of the nominees named below unless you indicate that your vote should be withheld. If elected, each nominee will continue in office until their successor has been duly elected and qualified, or until the earliest of death, resignation, retirement or removal. Each of the nominees has indicated to the Company that he or she will serve if elected. The Company does not anticipate that any of the nominees will be unable to stand for election, but if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Board of Directors has nominated and recommends a vote “FOR” the election of Wayne Courtright, David D. Dallas, Robert H. Dallas, II, Peter E. Maricondo, and George Boyan.

Director Nominees

			Principal Occupation	Director	Term
Name	Age	Position (1)	During Past Five Years	Since (3)	Expires
Wayne Courtright	78	Director	Retired, Former Bank Executive Officer and Consultant	2004	2029
David D. Dallas (2)	71	Chairman	Chairman of the Company and the Bank; CEO of Dallas Group of America, Inc.	1991	2029
Robert H. Dallas, II (2)	79	Director	President of Dallas Group of America, Inc.	1991	2029
Peter E. Maricondo	79	Director	Retired, Former Financial Consultant	2004	2029
George Boyan	44	Director	President of the Company and Bank, effective January 1, 2026. Formerly Chief Financial Officer and Executive Vice President of the Company and Bank	2026	2027

(1)	Each Director of the Company is also a Director of Unity Bank (the “Bank”).
(2)	David D. Dallas and Robert H. Dallas, II are brothers.
(3)	Includes prior service on the Board of Directors of the Bank.

2026 Proxy Statement5

Continuing Directors

			Principal Occupation	Director	Term
Name	Age	Position(1)	During Past Five Years	Since(2)	Expires
Mark S. Brody	73	Director	Managing Member of Financial Planning Analysts, LLC; Registered Principal of Planned Financial Programs, Inc.	2002	2027
Raj Patel	69	Director	CEO of Millennium Hotel Group; CEO of 2602 Deerfield LLC	2007	2027
Mary E. Gross	65	Director	Founder, Human Edge Resources, LLC	2009	2028
James A. Hughes	67	CEO and Director	CEO of the Company and the Bank	2002	2028
Aaron Tucker	63	Vice Chairman	President and CEO, Tucker Enterprises; Real Estate Builder and Investor	2014	2028

(1)	Each Director of the Company is also a Director of Unity Bank (the “Bank”).
(2)	Includes prior service on the Board of Directors of the Bank.

Director Qualifications

George Boyan
President Age: 44 Director Since: 2026 Unity Committee(s): ● Executive Loan ● ALCO

Biography:

Mr. Boyan is a Certified Public Accountant, a Chartered Financial Analyst, holds a JD from Rutgers Law, and has a Bachelor of Science in Finance and Political Science, as well as a Master of Accountancy from Rutgers.

Select Qualifications and Experience:

◆
The Board believes that it is important that Mr. Boyan, as the President of the Company and the Bank, participate in all Board deliberations and decisions.
◆
Mr. Boyan has over 20 years of experience in the Financial Services and Banking industry.

Mark S. Brody
Independent Age: 73 Director Since: 2002 Unity Committee(s): ● Audit & Risk ● Human Resource/ Compensation ● ALCO

Biography:

Dr. Brody is a Registered Principal and the former Vice President of Planned Financial Programs, Inc. and a Managing Member of Financial Planning Analysts, LLC.

Select Qualifications and Experience:

◆
Dr. Brody has extensive experience in the financial markets, and is a prominent businessman in NJ and NY, having many contacts to generate new business for the Company.
◆
Dr. Brody is considered to be an Audit Committee financial expert as such term is defined by SEC regulations.

2026 Proxy Statement6

Wayne Courtright
Independent Age: 78 Director Since: 2004 Unity Committee(s): ● Audit & Risk ● Executive Loan ● ALCO

Biography:

Mr. Courtright is a retired banker, who has served in the capacity of Executive Vice President, Chief Lending and Chief Credit Officer and as a Director at several institutions.

Select Qualifications and Experience:

◆
Mr. Courtright is a prominent businessman in NJ and has many contacts to generate new business for the Company.
◆
Mr. Courtright is considered to be an Audit Committee financial expert as such term is defined by SEC regulations.

David D. Dallas
Chairman Independent Age: 71 Director Since: 1991 Unity Committee(s): ● Audit & Risk ● Executive Loan ● ALCO

Biography:

Mr. Dallas is a founding member of the Bank and currently serves as Chairman of the Company and Bank. Mr. Dallas is the CEO of The Dallas Group of America. Inc., a specialty chemical manufacturing business headquartered in Whitehouse, NJ, which serves a global industrial and foodservice customer base.

Select Qualifications and Experience:

◆
Mr. Dallas has over 40 years of extensive experience in real estate through investing and developing commercial and residential properties throughout the NJ and PA markets served by the Company.
◆
Mr. Dallas is an active member of the Franklin Township Land Use Board, having served for more than 15 years, and currently serves as a trustee of Kinnelon Heritage Conservation Society, Inc. located in Kinnelon, NJ and Centenary University located in Hackettstown, NJ.

Robert H. Dallas, II
Independent Age: 79 Director Since: 1991 Unity Committee(s): ● Corporate Governance & Nominating ● Executive Loan ● ALCO

Biography:

Mr. Dallas is a founding member of the Bank and has served as a Director of the Bank since 1991 and the Company since it was formed. Mr. Dallas is the President of The Dallas Group of America Inc., a specialty chemical manufacturing business headquartered in Whitehouse, NJ, which serves a global industrial and foodservice customer base.

Select Qualifications and Experience:

◆
Mr. Dallas has over 40 years of extensive experience in real estate through investing and developing commercial and residential properties throughout the NJ and PA markets served by the Company.

2026 Proxy Statement7

Mary E. Gross
Independent Age: 65 Director Since: 2009 Unity Committee(s): ● Audit & Risk ● Corporate Governance & Nominating ● Human Resource/ Compensation ● ALCO

Biography:

Dr. Gross is the founder of Human Edge Resources, LLC. Dr. Gross holds a Doctorate of Psychology in Organizational Psychology from Rutgers, a Master of Business Administration with honors from The Wharton School of the University of Pennsylvania, and a Bachelor of Science in Accounting from the University of Maryland.

Select Qualifications and Experience:

◆
Dr. Gross' experience in human resources and financial services assists the Board in its oversight of the Company’s operations.
◆
Dr. Gross is considered to be an Audit Committee financial expert as such term is defined by SEC regulations.

James A. Hughes
Chief Executive Officer Age: 67 Director Since: 2002 Unity Committee(s): ● Executive Loan ● ALCO

Biography:

Mr. Hughes has a Bachelor of Science in Accounting from Mount St. Mary’s College, a Master of Business Administration from Seton Hall University, and is a Certified Public Accountant.

Select Qualifications and Experience:

◆
The Board believes that it is important that Mr. Hughes, as the Chief Executive Officer of the Company and the Bank, participate in all Board deliberations and decisions.

Peter E. Maricondo
Independent Age: 79 Director Since: 2004 Unity Committee(s): ● Audit & Risk ● Human Resource/ Compensation ● ALCO

Biography:

Mr. Maricondo is a retired financial consultant. Prior to this, Mr. Maricondo served as the Vice President/Corporate Controller at GPU, Inc. and the Vice President/Corporate Controller at NUI Corporation. Mr. Maricondo holds a Master of Accounting from Seton Hall University.

Select Qualifications and Experience:

◆
Mr. Maricondo previously worked in public accounting as a Certified Public Accountant with an international accounting firm.
◆
Mr. Maricondo is considered to be an Audit Committee financial expert as such term is defined by SEC regulations.

2026 Proxy Statement8

Raj Patel
Independent Age: 69 Director Since: 2007 Unity Committee(s): ● Corporate Governance & Nominating ● Human Resource/ Compensation ● Executive Loan ● ALCO

Biography:

Mr. Patel is currently serving as CEO of Millennium Hotel Group (Hotel), CEO of 2602 Deerfield LLC (Real Estate), and partial owner of the Bergen County Medical Adult Day Care Center (Healthcare). Mr. Patel holds a Bachelor of Engineering from SP University in India.

Select Qualifications and Experience:

◆
Mr. Patel is a licensed NJ Realtor and prominent businessman in NJ and has many contacts to generate new business for the Company.

Aaron Tucker
Vice Chairman Independent Age: 63 Director Since: 2014 Unity Committee(s): ● Corporate Governance & Nominating ● Executive Loan ● ALCO

Biography:

Mr. Tucker is the current Vice Chairman of the Board. He holds a Bachelor of Science in Business Administration from Northeastern University. Mr. Tucker is the President and CEO of Tucker Enterprises and has extensive experience as a Real Estate Developer. He has been a NJ State Licensed Builder since 1987.

Select Qualifications and Experience:

◆
Mr. Tucker is a former member of the Millburn Township Zoning Board of Adjustment.
◆
Mr. Tucker is a prominent businessman in NJ and has many contacts to generate new business for the Company.

2026 Proxy Statement9

GOVERNANCE OF THE COMPANY

Meetings of the Board of Directors and Committee Meetings

During the fiscal year ended December 31, 2025, the Board of Directors of the Company held twelve (12) meetings, and no Director attended fewer than 75% of the combined aggregate meetings of the Board of Directors and the meetings of the committees on which such Director served. The Company’s policy is to require all Directors to attend or participate in Annual Meetings of Shareholders absent extenuating circumstances. All of the Company’s Directors, other than Mr. David Dallas, participated in the Company’s 2025 Annual Meeting of Shareholders. Mr. David Dallas was unable to attend due to unforeseen and unavoidable personal circumstances.

Board Leadership

Historically, the Company has separated the positions of CEO and Board Chairman, with the Board Chairman’s position being filled by a non-employee member of the Board. The Board believes that this structure has been the most appropriate for the Company because it provides the Board with an additional diversity of views on managing the Company and provides the Board with greater independent leadership.

Director Independence

The Board of Directors has determined that all Directors of the Company were “independent” within the meaning of the NASDAQ’s listing standards during 2025, other than Mr. Hughes who is the President and CEO of the Company. Mr. Boyan, who joined the board on January 2, 2026, serves as the Company’s President, and is also not independent. In addition, members of the Audit & Risk and HR/Compensation committees meet the heightened independence standards applicable to those committees under SEC regulations. In reviewing the independence of these Directors, the Board considered that all Directors engaged in ordinary course banking transactions with the Bank, including loans, if any, made in accordance with Federal Reserve Regulation O.

No Director of the Company is also a Director of any other company registered pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.

Risk Oversight

Risk is an inherent part of the business of banking. Risks faced by the Bank include but are not limited to, credit risk relating to its loans, investments, and certain off-balance sheet commitments; interest rate risk related to its entire balance sheet; and liquidity risk. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain Board committees, including the Executive Loan, Audit & Risk, and ALCO.

Communications with the Board of Directors

The Company encourages shareholder communications with the Board of Directors. All such communications should be directed to: Unity Bancorp Board of Directors, c/o Corporate Secretary, 64 Old Highway 22, Clinton, NJ 08809. All communications directed to the Board of Directors will be received and processed by the Corporate Secretary and then transmitted to the appropriate board member or committee.

Code of Ethics

The Company has adopted a Code of Ethics in accordance with SEC regulations, which applies to the Company’s CEO, President, CFO, all other officers, employees, and the Board of Directors. The Code of Ethics addresses responsibilities regarding recognizing and avoiding situations which may be in conflict with or prejudicial to the interest of the Company or appear to cause a conflict of interest. The Code of Ethics is available in the Investor Relations section of the Company’s website located at www.unitybank.com

Board Committee Responsibilities

The Board delegates various responsibilities and authority to its five (5) standing committees, which are as follows: Audit & Risk, HR/Compensation, Executive Loan, Corporate Governance and Nominating, and Asset Liability Committee (“ALCO”). Of these committees, the Audit & Risk Committee, HR/Compensation Committee, and Corporate Governance and Nominating Committee operate pursuant to written charters, which can be found on the Company’s website at www.unitybank.com. The committees regularly report on their

2026 Proxy Statement10

activities and actions to the full Board. The Board, with the recommendation of the Corporate Governance and Nominating Committee, appoints the members of the committees.

The following table represents the membership on each committee as of the date of this Proxy statement:

Committees	Boyan	Brody	Courtright	D. Dallas	R. Dallas	Gross	Maricondo	Patel	Tucker	Hughes
Audit & Risk
Human Resource/Compensation
Executive Loan
Corporate Governance and Nominating
Asset Liability Committee (“ALCO”)

Chair
Member

2026 Proxy Statement11

Audit & Risk Committee

Chair: Peter E. Maricondo Other Members: Mark S. Brody Wayne Courtright David D. Dallas Mary E. Gross Number of Meetings in 2025: 6

Primary Responsibilities:

●
Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements;
●
Monitor the independence and performance of the Company's external financial auditor (external auditor) and internal auditor;
●
Review and monitor the Company's compliance with all anti-money laundering laws and regulations applicable to it, including, but not limited to the Bank Secrecy Act and the USA Patriot Act and regulations and policies thereunder;
●
Provide an avenue of communication among the external and internal auditors and the Board;
●
Review and monitor compliance with the Company's policies, procedures and practices; and
●
Identify, evaluate, and review policies for Management to utilize in managing the risk profile inherent in, and associated with, the Company’s strategy and business plans.

Independence:

The Audit & Risk Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. All Directors who serve on the Audit & Risk Committee are independent under the heightened NASDAQ listing standards and the SEC’s rules applicable to audit committees.

Audit Committee Financial Experts:

The Board has determined that Chairman Peter E. Maricondo and Directors Mark S. Brody, Wayne Courtright, and Mary E. Gross are considered “Audit & Risk Committee financial experts” as defined in Item 401(h) of the SEC’s Regulation S-K.

The Audit & Risk Committee also reviews and evaluates the recommendations of the Company’s independent certified public accountant, receives all reports of examination of the Company and the Bank by regulatory agencies, analyzes such regulatory reports, and informs the Board of the results of their analysis of the regulatory reports. In addition, the Audit & Risk Committee receives reports directly from the Company’s internal auditors and recommends any action to be taken in connection therewith.

2026 Proxy Statement12

Human Resources (“HR”)/Compensation Committee

Chair: Mark S. Brody Other Members: Mary Gross Peter E. Maricondo Raj Patel Number of Meetings in 2025: 3

Primary Responsibilities:

●
Assist the Board in fulfilling its responsibilities with respect to human resources issues, policies relating to human resources and compensation of employees, including executive and Board compensation;
●
Monitoring human resources and compensation issues and practices, both internally and in the marketplace and conducting surveys and studies as to these issues;
●
Keeping abreast of current developments in the relevant fields; and
●
Evaluating and approving compensation ranges/grades, human resources policies, and employment manual updates.

Independence:

The Board of Directors has determined that all Directors who serve on the HR/Compensation Committee are independent under the heightened NASDAQ listing standards applicable to compensation committees.

Based on the results of its activities, the HR/Compensation Committee recommends the compensation for the Chief Executive Officer, the President, and for the members of the Company’s Board. This compensation is then approved by the Company’s Board. The HR/Compensation Committee does not delegate its authority regarding compensation for the Chief Executive Officer, the President, and for the members of the Company’s Board.

HR/Compensation Committee Interlocks and Insider Participation

There are no HR/Compensation Committee “interlocks”, as defined in applicable SEC regulations. This means that no executive officer of the Company or the Bank served as a director or member of the Compensation Committee of another entity where one of their executive officers served as a member of the Company’s HR/Compensation Committee.

Corporate Governance and Nominating Committee

Chair: Aaron Tucker Other Members: Robert H. Dallas, II Raj Patel Mary Gross Number of Meetings in 2025: 2

Primary Responsibilities:

●
Developing and recommending to the Board a set of corporate governance principles applicable to the Company and fulfilling the duties of the Committee as specified in such governance principles. These guidelines are available on the Company’s website at www.unitybank.com;
●
Assisting the Board in determining the size and composition of the Board of Directors and its Committees;
●
Assisting the Board in identifying qualified individuals to be considered for nomination by the Board for election as directors at any meeting of shareholders, including considering proposals made by shareholders and others to nominate specific individuals to the Board of Directors; and
●
Overseeing the annual evaluation of the Board.

Independence:

The Board of Directors has determined that all Directors who serve on the Corporate Governance and Nominating Committee are considered independent, non-management Directors under NASDAQ listing standards.

The Corporate Governance and Nominating Committee carefully considers all candidates for Director that are recommended by the Company’s shareholders and will not evaluate such candidate recommendations any differently from the way it evaluates candidates recommended by the Corporate Governance and Nominating Committee. In its evaluation of each proposed candidate, the Corporate Governance and Nominating Committee considers many factors including, without limitation, the individual’s experience, character, demonstrations of judgment and ability, and financial and other special expertise. The Corporate Governance and Nominating Committee is also authorized to obtain the assistance of an independent third party to complete

2026 Proxy Statement13

the process of finding, evaluating, and selecting suitable candidates for Director. Please see the “Other Matters” section of this document for details regarding shareholder recommendation and proposal requirements. Although we have not adopted a formal policy on diversity, the Board looks to promote corporate social responsibility and diversity when selecting candidates for Board service. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience, and leadership qualities.

2026 Proxy Statement14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 27, 2026, certain information concerning the ownership of shares of Common Stock by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each Named Executive Officer (“NEO”) still currently active as described in this Proxy Statement under the caption “Executive Compensation,” and (iv) all Directors and Executive Officers of the Company as a group.

	Position with	Number of Shares		Percent
Name(1)	the Company	Beneficially Owned(2)		of Class
Mark S. Brody	Director	281,744	(3)	2.73%
Wayne Courtright	Director	139,671	(4)	1.35%
David D. Dallas	Chairman	1,838,942	(5)	17.82%
Robert H. Dallas, II	Director	1,827,545	(6)	17.71%
Mary E. Gross	Director	24,554	(7)	0.24%
Peter E. Maricondo	Director	67,213	(8)	0.65%
Raj Patel	Director	67,522	(9)	0.65%
Aaron Tucker	Vice Chairman	89,018	(10)	0.86%
James A. Hughes	Chief Executive Officer and Director	303,837	(11)	2.94%
George Boyan	President and Director	53,715	(12)	0.52%
Vincent Geraci	FSVP and Director of Mortgage Lending	8,684	(13)	0.08%
James Donovan	FSVP and Chief Lending Officer	5,200	(14)	0.05%
Daniel Sharabba	SVP and Chief Retail Officer	6,007	(15)	0.06%
Directors and Executive Officers of the Company as a Group (16 persons)		2,979,084	(16)	28.87%

(1)	The address for all listed persons is c/o Unity Bank, 64 Old Highway 22, Clinton, NJ 08809.
(2)	Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children, or relatives sharing the same home; (ii) by entities owned or controlled by the named person; and (iii) by other persons if the named person has the right to acquire such shares within sixty (60) days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.
(3)	Includes 26,724 shares in Dr. Brody’s own name, 73,694 shares held jointly with his spouse, and 18,400 shares issuable upon the exercise of immediately exercisable options. Also includes 13,000 shares in an SEP-IRA account in his own name, 436 shares jointly in a Fidelity account, and 145,490 shares held in a master account at Financial Planning Analysts over which Dr. Brody has no voting authority but has dispositive power. Also includes a total of 4,000 shares of Restricted Stock (see number 17 below for grant details).
(4)	Includes 75,871 shares in Mr. Courtright’s own name, 43,000 shares in an IRA in his own name, and 16,800 shares issuable upon the exercise of immediately exercisable options. Also includes a total of 4,000 shares of Restricted Stock (see number 17 below for grant details).
(5)	Includes 40,898 shares in Mr. David Dallas’ own name and 17,333 shares issuable upon the exercise of immediately exercisable options. Shares also disclosed as beneficially owned by Mr. Dallas include 1,775,735 shares held by Dallas Financial Holdings LLC, a company for which Mr. Dallas is a 50% owner, which are also disclosed as beneficially owned by Mr. Robert H. Dallas, II. Also includes a total of 4,000 shares of Restricted Stock (see number 17 below for grant details) and 976 unrestricted shares issued through its Dividend Reinvestment Plan.
(6)	Includes 29,586 shares in Mr. Robert Dallas’ own name and 17,300 shares issuable upon the exercise of immediately exercisable options. Shares also disclosed as beneficially owned by Mr. Dallas include 1,775,735 shares held by Dallas Financial Holdings LLC, a company for which Mr. Dallas is a 50% owner, which are also disclosed as beneficially owned by Mr. David D. Dallas. Also includes a total of 4,000 shares of Restricted Stock (see number 17 below for grant details) and 924 unrestricted shares issued through its Dividend Reinvestment Plan.
(7)	Includes 20,554 shares in Dr. Gross’ own name and 4,000 shares of Restricted Stock (see number 17 below for grant details).
(8)	Includes 44,813 shares in Mr. Maricondo’s own name and 18,400 shares issuable upon the exercise of immediately exercisable options. Also includes a total of 4,000 shares of Restricted Stock (see number 17 below for grant details).

2026 Proxy Statement15

(9)	Includes 55,322 shares in Mr. Patel’s own name and 8,200 shares issuable upon the exercise of immediately exercisable options. Also includes a total of 4,000 shares of Restricted Stock (see number 17 below for grant details).
(10)	Includes 66,718 shares in Mr. Tuckers’ own name and 18,300 shares issuable upon the exercise of immediately exercisable options. Also includes a total of 4,000 shares of Restricted Stock (see number 17 below for grant details).
(11)	Includes 163,631 shares in Mr. Hughes’ own name, 9,382 shares held in his 401(k), and 89,000 shares issuable upon the exercise of immediately exercisable options. Also includes a total of 41,000 shares of Restricted Stock (see number 18 below for grant details) and 824 unrestricted shares issued through a Dividend Reinvestment Plan.
(12)	Includes 25,030 shares in Mr. Boyan’s own name. Also includes a total of 27,000 shares of Restricted Stock (see number 19 below for grant details) and 1,685 unrestricted shares issued through a Dividend Reinvestment Plan.
(13)	Includes 434 shares in Mr. Geraci’s own name and a total of 8,250 shares of Restricted Stock in Mr. Geraci’s own name (see number 20 below for grant details).
(14)	Includes a total of 5,200 shares of Restricted Stock in Mr. Donovan’s own name (see number 21 below for grant details).
(15)	Includes 1,122 shares in Mr. Sharabba’s own name and a total of 4,812 shares of Restricted Stock (see number 22 below for grant details) and 73 unrestricted shares issued through a Dividend Reinvestment Plan.
(16)	Includes shares issuable upon the exercise of immediately exercisable options as described in the preceding notes.
(17)	The details of the restricted stock grants for all Directors holding 4,000 shares of Restricted Stock as of February 28, 2026, are as follows:
●	500 shares remaining unvested of an original grant of 2,000 shares granted on January 3, 2023, which vest in 500 share increments over four (4) years commencing January 3, 2024;
●	1,100 shares remaining unvested of an original grant of 2,200 shares granted on January 2, 2024, which vest in 550 share increments over four (4) years commencing January 2, 2025;
●	1,200 shares remaining unvested of an original grant of 1,600 shares granted on January 27, 2025, which vest in 400 share increments over four (4) years commencing January 27, 2026; and
●	1,200 shares granted on January 27, 2026, which vest in 300 share increments over four (4) years commencing January 27, 2027.

(18)	The details of the restricted stock grants for all Executives holding 41,000 shares of Restricted Stock as of February 28, 2026, are as follows:
●	4,500 shares remaining unvested of an original grant of 18,000 shares granted on March 16, 2022, which vest in 4,500 share increments over four (4) years commencing March 16, 2023;
●	9,000 shares remaining unvested of an original granted of 18,000 shares granted on May 5, 2023, which vest in 4,500 share increments over four (4) years commencing May 5, 2024;
●	13,500 shares remaining unvested of an original grant of 18,000 shares granted on March 8, 2024, which vest in 4,500 share increments over four (4) years commencing March 8, 2025; and
●	14,000 shares granted on March 11, 2025, which vest in 3,500 share increments over four (4) years commencing March 11, 2026.

(19)	The details of the restricted stock grants for all Executives holding 27,000 shares of Restricted Stock as of February 28, 2026, are as follows:
●	3,000 shares remaining unvested of an original grant of 12,000 shares granted on March 16, 2022, which vest in 3,000 share increments over four (4) years commencing March 16, 2023;
●	5,500 shares remaining unvested of an original grant of 11,000 on May 5, 2023, which vest in 2,750 share increments over four (4) years commencing May 5, 2024;
●	9,000 shares remaining unvested of an original grant of 12,000 on March 8, 2024, which vest in 3,000 share increments over four (4) years commencing March 8, 2025; and
●	9,500 shares granted on March 11, 2025, which vest in 2,375 share increments over four (4) years commencing March 11, 2026.

2026 Proxy Statement16

(20)	The details of the restricted stock grants for all Executives holding 8,250 shares of Restricted Stock as of February 28, 2026, are as follows:
●	750 shares remaining unvested of an original grant of 3,000 shares granted on December 9, 2022, which vest in 750 share increments over four (4) years commencing December 9, 2023;
●	2,000 shares remaining unvested of an original grant of 4,000 shares granted on January 2, 2024, which vest in 1,000 share increments over four (4) years commencing January 2, 2025;
●	2,250 shares remaining unvested of an original grant of 3,000 shares granted on January 27, 2025, which vest in 750 share increments over four (4) years commencing January 27, 2026; and
●	3,250 shares granted on January 27, 2026, which vest in 813 or 812 share increments over four (4) years commencing January 27, 2027.

(21)	The details of the restricted stock grants for all Executives holding 5,200 shares of Restricted Stock as of February 28, 2026, are as follows:
●	250 shares remaining unvested of an original grant of 1,000 shares granted on May 18, 2022, which vest in 250 share increments over four (4) years commencing May 18, 2023;
●	500 shares remaining unvested of an original grant of 2,000 shares granted on December 9, 2022, which vest in 500 share increments over four (4) years commencing December 9, 2023;
●	1,250 shares remaining unvested of an original grant of 2,500 shares granted on January 2, 2024, which vest in 625 share increments over four (4) years commencing January 2, 2025;
●	1,200 shares remaining unvested of an original grant of 1,600 granted on January 27, 2025, which vest in 400 share increments over four (4) years commencing January 27, 2026; and
●	2,000 shares granted on January 27, 2026, which vest in 500 share increments over four (4) years commencing January 27, 2027.

(22)	The details of the restricted stock grants for all Executives holding 4,812 shares of Restricted Stock as of February 28, 2026, are as follows:
●	500 shares remaining unvested of an original grant of 1,000 shares granted on September 12, 2023, which vest in 250 share increments over four (4) years commencing September 12, 2024;
●	1,000 shares remaining unvested of an original grant of 2,000 shares granted on January 2, 2024, which vest in 500 share increments over four (4) years commencing January 2, 2025;
●	1,312 shares remaining unvested of an original grant of 1,750 shares granted on January 27, 2025, which vest in 437 or 438 share increments over four (4) years commencing January 27, 2026; and
●	2,000 shares granted on January 27, 2026, which vest in 500 share increments over four (4) years commencing January 27, 2027.

None of the shares disclosed on the table above are pledged as security for any extension of credit.

There are no known arrangements, including any pledge by any person of company securities or any of its parents, the operation of which may result in a change in control of the Company.

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

The HR/Compensation Committee (the “Committee”), the Company, and its senior management are all committed to a pay-for-performance philosophy. This Compensation Discussion and Analysis (CD&A) provides information about the strategies and policies developed to ensure that senior executive compensation is strongly correlated with the Company’s overall performance and the individual performance of our executives.

Our named executive officers (“NEOs”) for 2025 were:

Name	Title
James A. Hughes	President and Chief Executive Officer
George Boyan	Executive Vice President and Chief Financial Officer
Vincent Geraci	First Senior Vice President and Director of Mortgage Lending
James Donovan	First Senior Vice President and Chief Lending Officer
Daniel Sharabba	Senior Vice President and Chief Retail Officer

2026 Proxy Statement17

Executive Summary

During the 2025 fiscal year, the Company achieved a 20.06% increase in total shareholder return, significantly outperforming our peer indices, as shown below.

	Fiscal Year Ending
	12/31/2020	12/31/2021	12/31/2022	12/31/2023	12/31/2024	12/31/2025
Unity Bancorp, Inc.	100.00	151.90	160.63	177.30	265.67	318.97
KBW NASDAQ Bank Index	100.00	138.34	108.74	107.77	147.87	196.02
KBW NASDAQ Regional Banking Index	100.00	136.65	127.19	126.69	143.42	152.74
S&P 500 Index	100.00	128.68	105.36	133.03	166.28	195.98

The KBW NASDAQ Bank Index is designed to track the performance of large U.S. banks and thrifts. The KBW NASDAQ Regional Banking Index seeks to reflect regional banking performance.

Business Results

The Company increased diluted earnings per share by 39.7% from $4.06 per diluted share in 2024 to $5.67 per diluted share in 2025. We achieved this by growing net interest income and maintaining disciplined credit and expense management. In a challenging operating environment, we managed to expand our net interest margin by 36 basis points from 4.16% to 4.52% for the year ended December 31, 2025 compared to the year ended December 31, 2024. We continue to remain well positioned for increased long-term growth and profitability. During 2025, we accomplished the following:

◆	Net interest income increased $18.4 million or 18.7 percent to $117.0 million from $98.6 million in the prior year.
◆	Total gross loans increased $284.1 million, or 12.6 percent from the prior year.
◆	Total deposits increased $223.7 million, or 10.7 percent from the prior year.

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Our Compensation Approach

Our long range mission is to produce value for our shareholders by providing outstanding service and responsiveness to the markets and customers we serve. These goals are reflected in the Company’s compensation programs for its executive officers by:

◆	Ensuring that our NEOs maintain and hold a significant equity interest in the Company by making restricted stock grants a significant part of the total compensation mix, thereby further aligning Management interests with those of our shareholders;
◆	Creating balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;
◆	Providing a market competitive overall compensation package so that the Company may attract, retain, and reward highly qualified, motivated and productive executives; and
◆	Rewarding individuals of greatest responsibility and achievement within a framework that is internally equitable.
◆	As will be discussed below, the Committee determines the base and incentive compensation for our Chief Executive Officer and President. Our Chief Executive Officer determines the base and annual compensation for our other executive officers, including our other NEOs.

Performance-Based Compensation

Pay-for-performance is a key objective of our executive compensation program. A significant portion of our compensation program focuses on performance-based pay that rewards achievements on an annual basis and the ability to deliver long-term value to our stockholders. We have a balanced approach to total compensation that includes a mix of base/fixed pay and variable/performance-based pay.

Compensation Design Principles and Governance Best Practices

The design principles of our executive compensation programs are intended to protect and promote the interests of our shareholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholder’s long-term interests.

What We Do:	What We Don’t Do:
✓

✓

✓
back - We have adopted a claw back policy requiring the return of incentive compensation in the event of a financial restatement.

✓
hange in Control (“CIC”) - CIC benefits pursuant to employment or CIC agreements are only paid upon a termination event following a CIC.

✘ Tax Gross-Ups - We do not provide excise tax gross-ups on benefits or in CIC agreements. ✘ es not permit repricing of stock options that are out-of-the-money. ✘
✓	✘
✓
Pay-for-Performance - We provide a significant portion of pay based on performance, whether through formula-based incentive plans or based on our review of Company/executive performance.

✓
Sound Risk Management - We discourage excessive risk taking and have designed our incentive plans with appropriate risk-mitigating features.

✓
Clawback - We have adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement.

✓
Double-Trigger Change in Control (“CIC”) - CIC benefits pursuant to employment or CIC agreements are only paid upon a termination event following a CIC.

✘
Tax Gross-Ups - We do not provide excise tax gross-ups on benefits or in CIC agreements.

✘
Stock Option Repricing - Our equity plan does not permit repricing of stock options that are out-of-the-money.

✘
Immediate Vesting - We impose multi-year vesting periods on awards of restricted stock or stock options.

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Executive Compensation Objectives and Policies

We use our executive compensation programs to align the interests of executive officers with our shareholders. Our programs are designed to attract, retain, and motivate leadership to support our growth and sustain our competitive advantage. Potential compensation is aligned with the competitive market and actual cash compensation is designed to vary dependent on performance. We utilize a balance of fixed and variable pay components as well as cash and equity to determine our pay. Our compensation program is designed to support our business strategies, align pay with performance and reinforce sound compensation governance to mitigate excessive risk taking. The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Compensation Component		Purpose/Objective
Base Salary	•	Provides a competitive level of fixed income based on role, experience, and individual performance
Annual Incentive Plan	•	Motivates and rewards executives for performance based on Company and individual results
	•	Rewards vary based on performance
Equity Awards	•	Aligns executives’ interests with those of shareholders through equity-based compensation
	•	Rewards executives for long-term shareholder value creation
	•	Encourages retention through multiple year vesting
Other Benefits	•	Provides a base level of competitive compensation for executive talent
Employment Agreements/	•	Provides employment security to key executives
Severance & Change in Control ("CIC") Agreements	•	Focuses executives on company performance and transactions that are in the best interests of shareholders, regardless of the impact such transactions may have on the executive’s employment
Retirement Benefits	•

The Supplemental Executive Retirement Plan (the “SERP”) provides long-term compensation for our CEO while its vesting provisions help ensure that the Company will continue to receive the benefit of his service

	•	The Executive Incentive Retirement Plan (the “EIRP”) provides long-term compensation for certain members of executive management
Deferred Compensation	•	The Deferred Compensation Plan provides an award for past service, as well as encouraging continued service and as a method to attract future members of Management

Setting Annual Compensation

Roles & Responsibilities:

Compensation Committee

The HR/Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. This includes oversight of the total compensation programs for the Company’s CEO and President. The Committee is comprised solely of independent directors. The Committee receives input and data from the CEO, President, Finance, and Human Resource functions. The Committee does not currently utilize an outside compensation consultant.

The Committee reviews all compensation components for the Company’s CEO and President, including base salary, annual incentive, equity awards, and other benefits and perquisites. The Committee reviews performance annually. The Compensation Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other advisors, or consultants as it deems desirable or appropriate.

Management

Although the Committee makes independent determinations on all matters related to compensation of the CEO and President, certain members of Management may be requested to attend or provide input to the Committee. The CEO makes an recommendation of the base salary of the President, which is then approved by the Committee. Input may be sought from the CEO, President, CFO, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

2026 Proxy Statement20

Although the CEO, President and the CFO may provide insight, suggestions, or recommendations regarding their compensation, they are not present during the Committee’s deliberations or vote. Only Committee members vote on decisions regarding executive compensation. The Committee regularly meets in executive session without Management present.

The CEO determines the compensation, including base salaries and incentive compensation, for our other executive officers, including our NEOs other than the CEO and the President. In determining the compensation of these officers, our CEO takes into account the Company’s performance, the executive’s performance, and market conditions and compensation rates.

Consideration of Our Say-on-Pay Shareholder Vote

The Company continues to receive strong shareholder support for our NEOs’ compensation program, as reflected in the results of our say-on-pay proposals, which are voted on every three years. The next say-on-pay vote will be held in conjunction with our 2027 annual shareholder meeting. The Committee and Management view the results of our say-on-pay votes as evidence that our executive compensation program provides pay for performance and appropriately aligns the interests of our NEOs with those of our shareholders. Future votes cast will be closely monitored to ensure continued support for our compensation program among our shareholders.

Executive Compensation Program and Pay Decisions

Base Salary

For 2025, it was determined that an increase in the base salary for each of the NEOs was appropriate based on a review of market data, performance assessments, and in consideration of the Company’s continued growth, strong performance, and improved credit quality. The table below summarizes the salaries effective as of December 31, 2025.

Name	2024 Base Salary	2025 Base Salary	Increase
James A. Hughes	$764,400	$825,000	7.93%
George Boyan	450,000	550,000	22.22%
Vincent Geraci	470,000	500,000	6.38%
James Donovan	330,000	350,000	6.06%
Daniel Sharabba	275,000	310,000	12.73%

Annual Cash Incentive

An important element of our compensation program is our Executive Bonus Program which provides cash incentives to our CEO and our President. Awards under the Program are based on attaining pre-established corporate goals (50% of the total award) and Committee review of individual performance based on subjective goals (50% of the total award). The Chief Financial Officer’s subjective goal attainment is determined by the Chief Executive Officer, which is then ratified by the Committee. Each participant has a total target incentive opportunity expressed as a percentage of base salary. The 2025 incentive targets are summarized below:

Name	Target Aggregate Incentive Opportunity
James A. Hughes	70%
George Boyan	50%

2026 Proxy Statement21

The Committee establishes performance measures on an annual basis for the portion of the awards based on corporate goals that are tied specifically to the Company’s financial performance. The Committee utilized the Company’s pre-provision net revenue vs. peer in 2025. The Committee decided that pre-provision net revenue would best reflect core income/performance while maintaining a reasonable and competitive potential payout. The weight and performance of each goal for 2025 is set forth in the following table:

Performance Measure	Weight	Threshold	Target	Cap
Pre-Provision Net Revenue (PPNR) ROAA vs. Peers (1)	25%	50%	100%	150%
Pre-Provision Net Revenue (PPNR) ROAE vs. Peers (1)	25%	50%	100%	150%

At the end of the year, the Committee determined a payout for Messrs. Hughes and Boyan based on an assessment of the Company’s performance under the quantitative financial measure set forth above (determined formulaically) as well as an assessment of each executive’s performance and contribution toward strategic goals. The corporate results were as follows:

Performance Measure	2025 Performance	Result	Payout Factor
Pre-Provision Net Revenue (PPNR) ROAA vs. Peers (1)	208.90%	Cap	150%
Pre-Provision Net Revenue (PPNR) ROAE vs. Peers (1)	186.00%	Cap	150%

(1)	The Company’s peer group consists of publicly traded community banking entities located in Connecticut, Maryland, New Jersey, New York, and Pennsylvania with assets from $1.0 billion to $13.3 billion, excluding Subchapter S institutions.

In determining the performance on the individual portion of the annual incentive, the Committee considered its assessment of the Chief Executive Officer’s performance and the Chief Executive Officer’s evaluation of Mr. Boyan’s performance. In light of strong performance on operational, strategic, financial shareholder metrics, and in consideration of the significant individual and collective achievements of the executive team during 2025, the Committee approved individual payouts based upon factors such as regulatory compliance, board interaction, strategic goals, and leadership.

Following is a summary of the incentive awards paid to executives:

Name	2025 Target Annual Incentive Award	2025 Actual Annual Incentive Award	2025 Actual as % of Target
James A. Hughes	$577,500	$707,438	122.50%
George Boyan	275,000	336,875	122.50%

As discussed above, our Chief Executive Officer has full discretion to award incentive compensation to our NEOs other than the Chief Executive Officer and the President. In determining the amount of incentive compensation to be paid to each officer, our Chief Executive Officer considered factors such as the Company’s performance, the executive’s performance, the attainment of strategic goals, and the Company’s regulatory standing, among other factors. The table below sets forth the incentive compensation paid to our NEOs other than the Chief Executive Officer and the Chief Financial Officer in 2025:

Name	2025 Actual Annual Incentive Award
Vincent Geraci	$107,854
James Donovan	62,000
Daniel Sharabba	52,000

2026 Proxy Statement22

Quarterly Cash Incentive

In our commitment to aligning employee incentives with company performance, we have implemented a quarterly Return on Assets (“ROA”) bonus program, to all eligible employees, including the NEOs other than Mr. Hughes. Eligible employees are those employed by the Bank for over one year and in good standing. This program awards a cash bonus based on a percentage tier system, directly linking the bonus amount to the Company's quarterly ROA. Employees will receive higher cash bonuses as the Company's ROA increases with a minimum floor and maximum cap. This initiative not only rewards individual efforts, but also promotes a collective drive towards achieving our organizational goals.

The table below illustrates the tier percentages required for ROA payouts:

Minimum ROA	Maximum ROA	Payout
1.50%	1.60%	$250
1.61%	1.65%	300
1.66%	1.75%	400
1.76%	N/A	500

Equity-Based Awards

Equity awards granted to our Chief Executive Officer and President are based on the Committee’s assessment of business environment, affordability, and corporate and individual performance. Our Chief Executive Officer recommends the equity awards granted to our executive officers, including our NEOs other than the Chief Executive Officer, which are then approved by the Committee. We believe that equity grants, subject to multi-year vesting requirements, are an important component of the total compensation mix and an important retention tool for Executive Management. Once granted, restricted stock vests ratably over a four-year period.

Below is a summary of the grants awarded in 2025:

	Restricted Stock
Name	# Shares	Grant Value ($)
James A. Hughes	14,000	$573,580
George Boyan	9,500	389,215
Vincent Geraci	3,000	144,120
James Donovan	1,600	76,864
Daniel Sharabba	1,750	84,070

Benefits and Other Compensation

Retirement Benefits and Perquisites

Executives participate in the Unity Bank 401(k) Retirement Plan which is offered to all Bank employees. Under the plan, the Bank matches 100% of employee contributions, up to 4.0% of an employee’s compensation and 50.0% of employee contributions in an amount greater than 4.0% of compensation, up to 6.0% of compensation. In January 2026, the Bank revised its 401(k) Retirement plan to match 100% of employee contributions, up to 6.0% of an employee’s compensation. This match is available for all employees.

The Committee believes it is important to provide some retirement benefits to Executive Management, including Mr. Hughes, as the Company does not offer a traditional defined benefit pension plan, and the NEOs contributions to the Company’s 401(k) plan are capped due to the level of their compensation. Therefore, the Company and the Bank entered into a Supplemental Executive Retirement Plan ("SERP") with Mr. Hughes on January 1, 2014. The SERP will provide Mr. Hughes with certain supplemental non-qualified retirement benefits, and is described elsewhere in this proxy statement. The Committee believes the SERP is an important component of Mr. Hughes’ long term compensation.

Mr. Boyan is a participant in an Executive Incentive Retirement Plan (“EIRP”), which is described elsewhere in this proxy statement.

Mr. Boyan and Mr. Hughes are participants in the Bank’s Deferred Compensation Plan, which is described elsewhere in this proxy statement. Furthermore, Mr. Sharabba joined the Bank’s Deferred Compensation Plan on December 27, 2024 for compensation earned in 2025.

2026 Proxy Statement23

Post-Termination Benefits for Company Executives

The Company is party to an employment agreement with Mr. Hughes and a retention agreement with Mr. Boyan. Both agreements include Change in Control (“CIC”) provisions. The Company further maintains CIC Agreements with Mr. Geraci, Mr. Donovan, and Mr. Sharabba. These agreements are described elsewhere in this Proxy Statement under the heading “Potential Payments Upon Termination or CIC”.

Additional Information about our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards, and other considerations.

Policy on Incentive Compensation Clawback

The Company has adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement.

Insider Trading Policy

The Company’s Procedures and Guidelines Governing Insider Trading (“Insider Trading Policy”) governs the purchase, sale and other acquisitions and dispositions of the Company’s securities by all directors, officers and employees of the Company and their immediate family members. The Insider Trading Policy is intended to promote compliance with securities laws that prohibit persons who are aware of material nonpublic information about a company from trading in securities of that company or providing such information to other persons who may trade on the basis of that information. Among other things, the Insider Trading Policy prohibits engaging in transactions in securities on, or disclosing, material nonpublic information about the Company or about another company with which the Company does business. Certain individuals, including directors and executive officers, are required to receive prior approval from the Chief Financial Officer or their appointee prior to engaging in transactions in the Company’s securities. Additionally, the Company’s Insider Trading Policy prohibits trading for directors and certain employees during designated blackout periods. This policy is reasonably designed to promote compliance with insider trading laws, related rules and regulations, and any applicable listing standards. A copy of the Insider Trading Policy is filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Prohibition on Hedging

The Company’s Insider Trading Policy prohibits all employees and directors from engaging in speculative trading and hedging shares of Company securities. This includes prohibitions against put, call, or short-selling of Company securities.

Risk Assessment Review

The Committee reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. In particular, the Committee focuses on the risks associated with the design of each plan, the mitigation factors that exist for each plan, additional factors that could be considered, and an overall risk assessment with respect to the plans.

We have determined that risks arising from our employee compensation plans are not reasonably likely to have a material adverse effect on the Company. Further, it is both the Committee’s and Management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

2026 Proxy Statement24

Accounting & Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Committee and Management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their NEOs. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be tax-deductible.

Report of the Compensation Committee

The HR/Compensation Committee has reviewed and discussed the CD&A, contained in this proxy statement with Management. Based on the Committee’s review of and discussion with Management with respect to the CD&A, the Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.

The foregoing report is provided by the HR/Compensation Committee of the Board of Directors:

Mark S. Brody, Chairman

Mary E. Gross

Peter E. Maricondo

Raj Patel

2026 Proxy Statement25

EXECUTIVE COMPENSATION

The following table sets forth compensation paid to the Chief Executive Officer, Chief Financial Officer, and the next three (3) other most highly compensated executive officers of the Company earning in excess of $100,000 (the NEOs) as of the fiscal year ended December 31, 2025.

					Non-equity
Name and				Restricted	Cash Incentive	Primary
Principal				Stock	Plan	Compensation	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Compensation(3)	Total(4)	Compensation	Total
James A. Hughes	2025	$825,000	$-	$573,580	$707,438	$2,106,018	$597,870	$2,703,888
President/CEO	2024	764,400	-	497,340	655,473	1,917,213	1,382,895	3,300,108
	2023	735,000	-	371,520	587,530	1,694,050	666,412	2,360,462
George Boyan(6)	2025	550,000	2,000	389,215	336,875	1,278,090	121,714	1,399,804
EVP/CFO	2024	450,000	1,250	331,560	275,625	1,058,435	126,777	1,185,212
	2023	390,000	1,000	227,040	223,300	841,340	92,831	934,171
Vincent Geraci	2025	491,890	107,854	144,120	-	743,864	44,397	788,261
FSVP/Director	2024	470,000	1,250	118,360	-	589,610	36,159	625,769
of Mtg Lending	2023	450,000	114,576	-	-	564,576	34,612	599,188
James Donovan	2025	342,027	62,000	76,864	-	480,891	43,216	524,107
FSVP/Chief	2024	330,000	56,250	73,975	-	460,225	36,316	496,541
Lending Officer	2023	290,000	45,500	-	-	335,500	39,468	374,968
Daniel Sharabba(5)	2025	296,370	52,000	84,070	-	432,440	39,464	471,905
SVP/Chief	2024	275,000	46,250	59,180	-	380,430	29,414	409,844
Retail Officer	2023	117,190	18,632	23,660	-	159,482	9,428	168,910

(1)	Includes the quarterly ROA bonus program described above. Of these bonuses, $5,000 of Mr. Sharabba’s 2025 bonus was credited to his deferred compensation plan.
(2)	Represents the full grant date fair value of the award. The awards are subject to vesting requirements. See Note 14 to our audited financial statements, for additional information.
(3)	Of these awards, $636,694 of Mr. Hughes’ 2025 non-equity incentive plan award, $589,926 of the 2024 non-equity plan award, and $527,877 of the 2023 non-equity plan award was credited to his deferred compensation plan. Additionally, $67,375 of Mr. Boyan’s 2025 non-equity plan award, $55,125 of the 2024 non-equity plan award and $44,460 of the 2023 non-equity plan award was credited to his deferred compensation plan.
(4)	Represents executive’s salary and both equity and non-equity compensation plans.
(5)	Mr. Sharabba began his employment on June 12, 2023.
(6)	Mr. Boyan was promoted as the Company’s and the Bank’s President effective as of January 1, 2026.

2026 Proxy Statement26

The components of all other compensation are provided in the table below:

			Deferred
		SERP/EIRP	Compensation		Total Other
Name	Year	Contributions	Interest Accrued	Other(1)	Compensation
James A. Hughes	2025	$191,584	$368,161	$38,125	$597,870
President/CEO	2024	1,037,967	313,586	31,342	1,382,895
	2023	426,674	205,361	34,377	666,412
George Boyan	2025	67,500	17,946	36,268	121,714
EVP/CFO	2024	82,442	11,451	32,884	126,777
	2023	66,453	3,334	23,044	92,831
Vincent Geraci	2025	-	-	44,397	44,397
FSVP/Director of Mortgage Lending	2024	-	-	36,159	36,159
	2023	-	-	34,612	34,612
James Donovan	2025	-	-	43,216	43,216
FSVP/Chief Lending Officer	2024	-	-	36,316	36,316
	2023	-	-	39,468	39,468
Daniel Sharabba(2)	2025	-	261	39,203	39,464
SVP/Chief Retail Officer	2024	-	-	29,414	29,414
	2023	-	-	9,428	9,428

(1)	Other includes auto usage, country club membership, employer 401(k) match, employer paid medical, dental, life, short-term disability, and long- term disability insurance.
(2)	Mr. Sharabba began his employment on June 12, 2023.

Grants of Plan-Based Awards

							Stock		Grant Date
							Awards:	Market	Fair Value
			Estimated Future Payouts				Shares of	Price on	of Stock
	Grant	Approval	Under Non-Equity Incentive			Grant	Stock or	Grant	and Options
Name	Date	Date(1)	Plan Awards			Type	Units (5)	Date	Awards
			Threshold (2)	Target (3)	Max (4)
James A. Hughes		3/4/2026	$ 433,125	$ 577,500	$ 721,875
	3/11/2025	3/5/2025				Restricted stock	14,000	$ 40.97	$ 573,580
George Boyan		3/4/2026	$ 206,250	$ 275,000	$ 343,750
	3/11/2025	3/5/2025				Restricted stock	9,500	$ 40.97	$ 389,215

(1)	The fiscal year 2025 earned non-equity incentive awards were approved by the HR/Compensation Committee on February 26, 2026, contingent on the 10-K filing, to be paid after the 10-K filing.
(2)	The threshold assumes 50% attainment of corporate performance factors.
(3)	The target represents 100% of the target payout.
(4)	The maximum represents 125% of the target payout.
(5)	Represents shares of restricted stock granted under the 2023 Equity Compensation Plan. These shares vest annually in four (4) equal installments commencing with the first anniversary of the grant date subject to continued employment through the vesting date. These shares have the right to vote and receive dividends.

2026 Proxy Statement27

Option Exercises and Stock Vested

The table below details the options and restricted stocks acquired, along with their respective values at the time of acquisition in 2025:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
James A. Hughes	7,500	$ 282,700	18,000	$ 787,000
George Boyan	-	-	11,250	469,314
Vincent Geraci	-	-	2,562	126,094
James Donovan	-	-	1,375	64,784
Daniel Sharabba	-	-	750	32,863

Employment Agreement

The Company and the Bank are parties to an Amended and Restated Employment Agreement with Mr. Hughes.

Under this Amended and Restated Employment Agreement, Mr. Hughes will receive an annual base salary, subject to annual review and, in the discretion of the HR/Compensation Committee of the Board of Directors of the Company (“Committee”), adjustments based on factors deemed appropriate by the Committee. Mr. Hughes may also receive such additional cash bonuses as the Committee may authorize in its discretion. Mr. Hughes is entitled to participate in such benefit programs as are made available to employees of the Company, and to participate in such stock option or stock bonus plans as the Committee may, in its discretion, determine. Mr. Hughes’ agreement contains provisions for the payment of severance and payments upon a CIC. See “Potential Payments upon Termination or CIC.”

Non-qualified Deferred Compensation - Supplemental Executive Retirement Plan

The Company and the Bank entered into a Supplemental Executive Retirement Plan (“SERP") with Mr. Hughes on January 1, 2014, which was amended on October 25, 2018. The SERP will provide Mr. Hughes with certain supplemental non-qualified retirement benefits.

Upon separation from service after age 67, Mr. Hughes will be entitled to an annual benefit in an amount equal to sixty (60) percent of the average of his base salary for the thirty-six months immediately preceding his separation from service for reasons other than Cause. The retirement benefit shall be adjusted annually thereafter by a percentage equal to the Consumer Price Index as reported by the U.S. Bureau of Labor Statistics for All Urban Consumers (CPI-U). The maximum number of annual payments to Mr. Hughes shall be fifteen (15). In the event of Mr. Hughes' passing, his SERP will be transferred to his beneficiaries, subject to the plan's provisions.

The following table sets forth certain information regarding non-qualified deferred compensation benefits during the Company’s fiscal year ended December 31, 2025:

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance
Name	Plan	in Last FY	in Last FY (1)	Last FY	Distributions	at Last FYE
James A. Hughes	SERP	$-	$191,584	$-	$-	$6,513,603

(1)	Registrant Contributions represent U.S. GAAP expense recognized during the fiscal year ended December 31, 2025.

2026 Proxy Statement28

Non-qualified Deferred Compensation - Executive Incentive Retirement Plan

The Company is party to an Executive Incentive Retirement Plan (“EIRP”) with Mr. Boyan, which was entered into on February 24, 2022.

The EIRP is an unfunded, non-qualified deferred compensation plan. For any Year, a guaranteed annual Deferral Award percentage of seven and one half percent (7.5%) of the participant’s annual base salary shall be credited to each participant’s Deferred Benefit Account. A discretionary annual Deferral Award equal to any amount up to seven and one half percent (7.5%) of the participant’s annual base salary may be credited to the participant’s account in addition to the guaranteed Deferral Award, if the Bank exceeds the benchmarks set forth in the Annual Executive Bonus Matrix. The total Deferral Award shall never exceed fifteen percent (15%) of annual base salary for any given Year. Each participant shall be immediately one hundred percent (100%) vested in all Deferral Awards as of the date they are awarded.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings Accrued	Withdrawals/	Balance at Last
Name	Plan	in Last FY	in Last FY	in Last FY	Distributions	FYE
George Boyan	EIRP	$-	$67,500	$17,946	$-	$269,116

The following table sets forth information regarding outstanding equity awards to the NEOs at December 31, 2025:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (12/31/25)
		Option Awards					Stock Awards(1)
				Equity					Equity	Equity
				Incentive Plan					Incentive Plan	Incentive Plan
				Awards:					Awards:	Awards:
		Number of	Number of	Number of			Number of	Market Value	Number of	Market or
		Securities	Securities	Securities			Shares or	of Shares or	Unearned	Payout Value of
		Underlying	Underlying	Underlying			Units of	Units of	Shares, Units	Unearned Shares,
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	or Other Rights	Units or Other
	Grant	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	Rights That Have
Name	Date	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested(2)	Not Vested	Not Vested
James A. Hughes	2/15/2016	3,500	-	-	$ 8.95	2/25/2026	-	-	-	-
	3/9/2018	10,000	-	-	21.15	3/9/2028	-	-	-	-
	12/21/2018	14,000	-	-	18.77	12/21/2028	-	-	-	-
	3/12/2019	25,000	-	-	20.61	3/12/2029	-	-	-	-
	3/16/2020	15,000	-	-	16.27	3/16/2030	-	-	-	-
	3/25/2021	25,000	-	-	20.56	3/25/2031	-	-	-	-
	3/16/2022	-	-	-	-	-	4,500	$ 232,740	-	-
	5/5/2023	-	-	-	-	-	9,000	465,480	-	-
	3/8/2024	-	-	-	-	-	13,500	698,220	-	-
	3/11/2025	-	-	-	-	-	14,000	724,080	-	-
George Boyan	3/16/2022	-	-	-	-	-	3,000	155,160	-	-
	5/5/2023	-	-	-	-	-	5,500	284,460	-	-
	3/8/2024	-	-	-	-	-	9,000	465,480	-	-
	3/11/2025	-	-	-	-	-	9,500	491,340
Vincent Geraci	12/9/2022	-	-	-	-	-	750	38,790	-	-
	1/2/2024	-	-	-	-	-	3,000	155,160	-	-
	1/27/2025	-	-	-	-	-	3,000	155,160	-	-
James Donovan	5/18/2022	-	-	-	-	-	250	12,930	-	-
	12/9/2022	-	-	-	-	-	500	25,860	-	-
	1/2/2024	-	-	-	-	-	1,875	96,975	-	-
	1/27/2025	-	-	-	-	-	1,600	82,752	-	-
Daniel Sharabba	9/12/2023	-	-	-	-	-	500	25,860	-	-
	1/2/2024	-	-	-	-	-	1,500	77,580	-	-
	1/27/2025	-	-	-	-	-	1,750	90,510	-	-

(1)	Restricted stock awards vest at a rate of 25% per year commencing with the first year after the date of grant.
(2)	At per share closing market price of $51.72 as of December 31, 2025.

2026 Proxy Statement29

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement

Mr. Hughes’ employment may be terminated at any time for “cause” as defined in the Employment Agreement, or without “cause.”  In the event that Mr. Hughes is terminated without “cause” or resigns for “good cause” (as defined under the Employment Agreement and discussed below), he is entitled to receive a severance amount equal to 18 months of their then current base salary. Such amount shall be paid in equal installments in the same manner in which Mr. Hughes’ compensation was paid through the date of termination. Mr. Hughes will also continue to receive hospital, health, medical, and life insurance and such other benefits to which he had been entitled at the date of termination for such 18-month period, unless and until Mr. Hughes obtains new employment during such period and such new employment provides for such benefits to be provided to Mr. Hughes. “Good Cause” under the Employment Agreement includes a material reduction in Mr. Hughes’ duties and responsibilities or any reduction in their base salary.

In addition, if Mr. Hughes’ employment with the Company or any successor terminates within 18 months after a CIC of the Company, as defined under the Employment Agreement (regardless of the reason for such termination), Mr. Hughes will be entitled to receive an amount equal to 18 months of their then current base salary plus any cash bonus received by Mr. Hughes during the preceding fiscal year. Such amount shall be paid in installments in the same manner in which Mr. Hughes’ compensation was paid through the date of termination. The Company, or its successor, will be required to maintain Mr. Hughes’ hospital, health, medical, and life insurance coverage during the 18-month period following their termination, unless and until Mr. Hughes obtains new employment during such period and such new employment provides for such benefits to be provided to Mr. Hughes. All unvested stock awards previously granted to Mr. Hughes shall accelerate and immediately vest upon the occurrence of a CIC.

Mr. Hughes’ employment agreement defines a CIC as including:  any event requiring the filing of a Current report on Form 8-K to announce a CIC; any person acquiring 35% or more of the Company’s voting power; if persons who serve on the Board at the beginning of the period fail to make up a majority of the Board at the end of the period; if the Company fails to satisfy the listing criteria for any exchange on which its shares are traded due to the number of shareholders or the number of round lot holders; or if the Board of the Company approves any transaction after which the shareholders of the Company fail to control 51% of the voting power of the resulting entity.

Furthermore, if Mr. Hughes’ employment with the Company terminates within 18 months after the Company consummates a “Significant Acquisition,” as defined under the Employment Agreement (regardless of the reason for such termination), Mr. Hughes will be entitled to receive an amount equal to 18 months of their then current base salary plus any cash bonus received by Mr. Hughes during the preceding fiscal year. Such amount shall be paid in installments in the same manner in which Mr. Hughes’ compensation was paid through the date of termination. In the event Mr. Hughes becomes entitled to the foregoing amounts due to this termination within 18 months of a Significant Acquisition, all unvested stock awards previously granted to Mr. Hughes shall accelerate and immediately vest upon such termination.

“Significant Acquisition” under the Employment Agreement means an acquisition by the Company pursuant to which, as all or part of the consideration for such acquisition, the Company issues to the shareholders of the acquired entity such number of voting securities as shall equal 25% or more of the then outstanding voting securities of the Company.

Following a CIC, Mr. Hughes is also subject to a non-compete covenant and a non-solicitation covenant with respect to officers and employees of the Company and the Bank, in each case for a period of 18 months following termination of Mr. Hughes’ employment. Mr. Hughes would be entitled to 18 months of their then current base salary plus any cash bonus received by Mr. Hughes during the preceding fiscal year in exchange for agreeing to the non-compete and non-solicitation covenants.

Mr. Hughes’ Employment Agreement has a term of three (3) years; however, for each day elapsed during the term, a day will be added at the end of the term so that the term will be extended on a rolling basis to be three (3) years at any point in time, unless either party shall have provided written notice to the other of its desire to cease such extensions. In addition, the term of Mr. Hughes’ Employment Agreement shall terminate immediately upon the occurrence of any of the following, unless the Board of Directors of the Company and the Bank waive such termination: (i) the Company’s entering into a Memorandum of Understanding with the Federal

2026 Proxy Statement30

Deposit Insurance Corporation (“FDIC”) or the New Jersey Department of Banking and Insurance (“NJDOBI”); (ii) a cease-and-desist order being issued with respect to the Company by the FDIC or the NJDOBI; or (iii) the receipt by the Company of any notice under a federal or state law which (in any way) restricts the payment of any amounts or benefits which may become due under Mr. Hughes’ Employment Agreement.

The following table summarizes the potential payments to Mr. Hughes if a triggering event occurred on December 31, 2025:

Payments and Benefits	Termination Without Cause	Termination Following a CIC
Cash Compensation - CIC	$ 1,237,500	$ 1,944,938
Cash Compensation - Non-compete	-	1,944,938
Health Benefits	23,421	23,421
Accelerated Restricted Stock Vesting	-	2,120,520
Total	$ 1,260,921	$ 6,033,816

Retention Agreements

The Company also entered into a Retention Agreement with Mr. Boyan. The Retention Agreement provides that Mr. Boyan may be terminated at any time for “cause” as defined in the applicable Retention Agreement or without “cause.”  In the event that Mr. Boyan is terminated without “cause” or resigns for “good cause” (as defined under the applicable Retention Agreement and discussed below), Mr. Boyan is entitled to receive a severance amount equal to 12 months of their then current base salary. Such amount shall be paid in a lump sum payment (within 30 days of the termination of Mr. Boyan). In addition, Mr. Boyan will continue to receive hospital, health, medical, and life insurance to which he had been entitled at the date of termination for 12 months, unless and until Mr. Boyan obtains new employment during such period and such new employment provides for such benefits to be provided to Mr. Boyan. “Good Cause” under the Retention Agreement includes a material reduction in Mr. Boyan’s duties and responsibilities or any reduction in their base salary.

In addition, if Mr. Boyan’s employment with the Company or any successor terminates within 18 months after a CIC of the Company, as defined under the Retention Agreement (regardless of the reason for such termination), Mr. Boyan will be entitled to receive an amount equal to twice their annual base salary and cash bonus at the date of termination. Such amount shall be paid in one lump sum payment (within 30 days of Mr. Boyan’s termination subsequent to a CIC). The Company or its successor will be required to maintain Mr. Boyan’s hospital, health, medical, and life insurance coverage for such 24-month period.

Furthermore, if Mr. Boyan’s employment with the Company terminates within 18 months after the Company consummates a “Significant Acquisition,” as defined under the Retention Agreement (regardless of the reason for such termination), Mr. Boyan will be entitled to receive an amount equal to twice the amount of their annual base salary and cash bonus at the date of termination. Such amount shall be paid  in one lump sum payment (within 30 days of the termination of Mr. Boyan subsequent to a “Significant Acquisition.”) The Company is also required to maintain Mr. Boyan’s hospital, health, medical, and life insurance benefits coverage during such 24-month period, unless and until Mr. Boyan obtains new employment during such period and such new employment provides for such benefits to be provided to them. In the event Mr. Boyan becomes entitled to the foregoing amounts due to termination within 18 months of a Significant Acquisition, all unvested stock awards previously granted to them shall accelerate and immediately vest upon such termination. “Significant Acquisition” under the Retention Agreement means an acquisition by the Company pursuant to which, as all or part of the consideration for such acquisition, the Company issues to the shareholders of the acquired entity such number of voting securities as shall equal 25% or more of the then outstanding voting securities of the Company. The Retention Agreement has a term of three years; however, in the event that the term of the Retention Agreement would terminate at any time after the Company has engaged in substantive negotiations regarding a transaction that would lead to a CIC, the Retention Agreement shall continue to remain in full force and effect until the earlier to occur of (i) the effectuation of the transaction leading to the CIC; or (ii) the termination of the negotiations for the proposed transaction, which would have resulted in the CIC. In addition, the term of each Retention Agreement shall terminate immediately upon the occurrence of any of the following, unless the Board of Directors of the Company and the Bank waive such termination: (i) the Company enters into a Memorandum of Understanding with the FDIC or the NJDOBI; (ii) a cease-and-desist order being issued with respect to the Company by the FDIC or the NJDOBI; or (iii) the receipt by the Company of any notice under a federal or state law which in any way restricts the payment of an award or benefits under the Retention Agreement.

2026 Proxy Statement31

The following table summarizes the potential payments to Mr. Boyan if a triggering event occurred on December 31, 2025:

Payments and Benefits	Termination Without Cause	Termination Following a CIC
Cash Compensation - CIC	$ 550,000	$ 1,773,750
Health Benefits	13,620	27,239
Accelerated Vesting of Restricted Stock	-	1,396,440
Total	$ 563,620	$ 3,197,429

Change in Control Agreements

The Company also entered into CIC Agreements with Mr. Geraci and Mr. Donovan. If Mr. Geraci’s or Mr. Donovan’s employment with the Company or any successor terminates within twelve (12) months after a CIC of the Company, as defined under the CIC Agreements (regardless of the reason for such termination), then Mr. Geraci or Mr. Donovan will be entitled to receive an amount equal to 12 months of their annual base salary at the date of termination, plus the aggregate amount of any cash bonuses paid to them during the preceding fiscal year. Such amounts shall be paid in one lump sum payment (within 22 days of the executive’s termination subsequent to a CIC). The Company or its successor will be required to maintain the executive’s hospital, health, medical, and life insurance coverage for such 12-month period. All unvested stock award grants previously granted to the executive shall accelerate and immediately vest upon the occurrence of a CIC.

The following table shows the payout which would be made to Mr. Geraci and Mr. Donovan in the event employment is terminated following a CIC or significant acquisition on December 31, 2025:

Payments and Benefits	Vincent Geraci	James Donovan
Cash Compensation - CIC	$ 607,854	$ 412,000
Health Benefits	20,897	16,241
Accelerated Vesting of Restricted Stock	349,110	218,517
Total	$ 977,861	$ 646,758

The Company also entered into a CIC Agreement with Mr. Sharabba. If Mr. Sharabba’s employment with the Company or any successor terminates within nine (9) months after a CIC of the Company, as defined under the CIC Agreements (regardless of the reason for such termination), then Mr. Sharabba will be entitled to receive an amount equal to nine (9) months of his annual base salary at the date of termination, plus an additional payment equal to nine twelfths (9/12ths) of the cash bonus paid to them during the preceding fiscal year. Such amounts shall be paid in one lump sum payment (within 22 days of the executive’s termination subsequent to a CIC). The Company or its successor will be required to maintain the executive’s hospital, health, medical, and life insurance coverage for such 9-month period. All unvested stock award grants previously granted to the executive shall accelerate and immediately vest upon the occurrence of a CIC.

The following table shows the payout which would be made to Mr. Sharabba in the event employment is terminated following a CIC or significant acquisition on December 31, 2025:

Payments and Benefits	Daniel Sharabba
Cash Compensation - CIC	$ 271,500
Health Benefits	20,775
Accelerated Vesting of Restricted Stock	193,950
Total	$ 486,225

2026 Proxy Statement32

CEO Pay Ratio

The following table sets forth in accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402 (u) of Regulation S-K, the total annual compensation paid to the Chief Executive Officer in relation to the median total annual compensation paid to all other employees as of the fiscal year ended December 31, 2025:

Year	CEO Total Compensation	Median Employee Compensation	Pay Ratio
2025	$ 2,703,888	$ 73,228	37:1

Median compensation was calculated by determining total annual compensation per employee in 2025 less CEO compensation. The parameters used to determine non-CEO employee compensation were consistent with the factors included in the Executive Compensation table and include salary compensation along with any cash and equity bonus paid. All other compensation primarily does not apply to non-executive employees and therefore is not factored into the calculation as it would have little to no effect on the median total. The methodologies used in determining median total annual compensation are in accordance with Item 402(c)(2)(x) of Regulation S-K, however the calculation method can vary company to company, making a direct comparison with other CEO pay ratios impractical.

Pay vs. Performance

The Company believes that executive compensation should be structured in a way that aligns with long-term shareholder value. The following table illustrates compensation actually paid for our Principal Executive Officer and other NEOs as a group and the correlation with the company’s listed performance measures:

	Summary		Average Summary	Average	Value of Initial Fixed			Bank
	Compensation	Compensation	Compensation Table	Compensation	$100 Investment Based On:			Pre Provision
	Table Total For	Actually Paid to	Total for	Actually Paid to	Total Shareholder	Peer Group Total	Net Income	Net Revenue
Year	PEO (1)	PEO (1)	Non-PEO NEOs (2)	Non-PEO NEOs (2)	Return	Shareholder Return (3)	(in millions)	(PPNR) ROAA
2025	$ 2,703,888	$ 3,101,806	$ 796,019	$ 886,260	$ 248.68	$ 148.15	$58.0	2.97
2024	3,300,108	3,972,908	679,591	843,398	207.94	110.50	41.5	2.23
2023	2,360,462	2,503,103	544,748	575,735	139.49	104.92	39.7	2.32
2022	2,207,257	2,323,003	797,723	827,847	126.86	112.59	38.5	2.55

1)	The Company’s Principal Executive Officer “PEO” is James A. Hughes.
2)	The Company’s current Non-PEO NEOs consist of George Boyan, Vincent Geraci, James Donovan, and Daniel Sharabba. Prior periods include Janice Bolomey who resigned as Executive Vice President and Chief Administrator Officer on June 30, 2023, John Kauchak who retired as Executive Vice President and Chief Operating Officer on June 30, 2023, who were both reported on the 2023 Proxy, and James Davies, Senior Vice President and Controller, who was reported on the 2024 Proxy.
3)	For the years in which public shareholder return data was available, the Company’s peer group total shareholder consists of data compiled on the following banks: Amalgamated Bank, Bankwell Bank, BCB Community Bank, Columbia Bank, ConnectOne Bank, Embassy Bank for the Lehigh Valley, First Bank, First Commerce Bank, First Keystone Community Bank, Flushing Bank, Kearny Bank, LINKBANK, Metropolitan Commercial Bank, NorthEast Community Bank, Northfield Bank, OceanFirst Bank, Orange Bank & Trust Company, Parke Bank, Peapack Private Bank & Trust, QNB Bank, Somerset Regal Bank, The Bank of Princeton, The Ephrata National Bank, The Honesdale National Bank, and Univest Bank and Trust Co.

2026 Proxy Statement33

Below is a summary of the adjustments used to determine compensation “actually paid” for the Company’s PEO and Non-PEO NEOs:

Adjustment	2025	2024	2023	2022
Deduction for Amounts Reported under the "Stock Awards" Column	$(1,267,849)	($ 1,080,415)	($ 774,000)	($ 1,378,660)
Deduction for Amounts Reported under "Option Awards" Column	-	-	-	-
Increase for Fair Value of Awards Granted During Year that Remain Unvested as of Year-End	1,543,842	1,678,985	1,109,625	1,339,170
Increase for Fair Value of Awards Granted During Year that Vest During Year	-	-	-	-
Increase for Change in Fair Value from Prior-Year End to Current Year-End of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-End	428,816	677,334	182,683	98,841
Increase (Decrease) for Change in Fair Value from Prior Year-End to Vesting Date of Awards Granted Prior to Year that Vested During Year	62	1,960	(240,298)	138,592
Deduction of Fair Value of Awards Granted Prior to Year that were Forfeited During Year	-	-	-	-
Increase Based Upon Incremental Fair Value of Awards Modified During Year	-	-	-	-
Increase Based on Dividends or Other Earnings Paid During Year Prior to Vesting Date of Award	54,010	50,161	50,556	38,300

Financial Measure	Description
Pre-Provision Net Revenue (PPNR) ROAA

Pre-provision Net Revenue("PPNR") is a Non-GAAP measure and is defined as the Bank's income before provision for income taxes, less provision for credit losses divided by average total assets. Information obtained from Call Report data.

Pre-Provision Net Revenue (PPNR) ROAE

Pre-provision Net Revenue("PPNR") ROAE is a Non-GAAP measure and is defined as the Bank's income before provision for income taxes, less provision for credit losses divided by average total equity. Information obtained from Call Report data.

The Company looks at the following financial measures in linking compensation to performance. These measures are used in determining executive bonus compensation and best reflect the Company’s core/income performance.

The following table set forth below describes the relationship between Compensation Actually Paid and Total Shareholder Return compared to the Company’s Peer Group:

2026 Proxy Statement34

The following table set forth below describes the change in Compensation Actually Paid compared to the change in Net Income:

The following table set forth below describes the change in Compensation Actually Paid compared to the change in PPNR Return on Average Assets:

2026 Proxy Statement35

DIRECTOR COMPENSATION

Each Director listed below is a current Director of the Company and the Bank. Directors of the Company do not receive per meeting fees for their service on the Company’s Board of Directors. Compensation for service on the Bank’s Board of Directors for 2025 was in the form of cash compensation consisting of an annual retainer, meeting, and committee fees, as well as, equity compensation in the form of restricted stock.

Non-executive Directors received a $38,000 retainer for service on the Board of Directors in 2025, which was paid in 2026. The Chairman of each Board Committee received an additional $12,000 retainer, while the Chairman of the Board received an additional $14,000.

Non-executive Directors are compensated $900 for attendance at each meeting of the Bank’s Board of Directors and between $500 and $900 for attendance at each meeting of a Bank committee. In addition, the Chairman of the Board and the chairpersons of each committee, other than the Loan Committee, receive an additional $200 per meeting.

The Directors are eligible to participate in the Company’s stock bonus and stock option plans. On January 27, 2025, the Company’s non-employee Directors were each granted restricted stock for their service in 2024. The shares were granted at a fair value of $48.04 per share, which vests annually in 25% increments over four (4) years commencing on January 27, 2026.

Compensation Earned or Paid

For details on fees earned or paid in cash, fair value of the awards granted and all other compensation paid to the Directors in 2025 at year-end see below:

	Fees Earned or	Stock	All Other
Name	Paid in Cash	Awards (1)	Compensation (2)	Total
Mark S. Brody	$ 18,300	$ 76,864	$ 37,000	$ 132,164
Wayne Courtright	26,200	76,864	37,000	140,064
David D. Dallas	24,000	76,864	40,000	140,864
Robert H. Dallas, II	21,800	76,864	32,000	130,664
Mary E. Gross	16,700	76,864	37,000	130,564
Peter E. Maricondo	19,300	76,864	37,000	133,164
Raj Patel	22,300	76,864	32,000	131,164
Donald E. Souders, Jr. (3)	900	-	278,190	279,090
Aaron Tucker	21,300	76,864	32,000	130,164

(1)	Represents the full grant date fair value of the award.
(2)	Represents the retainer paid in 2025 for service on the Board of Directors during 2024 and the fees paid to Donald E. Souders, Jr. upon his resignation from the Board of Directors.
(3)	Per 8-K filed on February 28th, 2025, Donald E. Souders, Jr. announced his resignation from the Board of Directors effective February 26th, 2025. His departure was not the result of any disagreements with the Company.

For details on the restricted stock and options awarded to the Directors in 2025; as well as their aggregate holdings at year-end see below:

			Aggregate
	Number of		Number of
	shares of	Grant Date	Restricted	Aggregate
	Restricted	Fair Value	Stock	Number
	Stock	of Stock	Awards	of Options
Name	Awarded	Awarded	Outstanding	Outstanding
Mark S. Brody	1,600	$ 76,864	4,750	18,400
Wayne Courtright	1,600	76,864	4,875	16,800
David D. Dallas	1,600	76,864	5,835	17,333
Robert H. Dallas, II	1,600	76,864	5,659	17,300
Mary E. Gross	1,600	76,864	4,875	-
Peter E. Maricondo	1,600	76,864	4,875	18,400
Raj Patel	1,600	76,864	4,750	8,200
Aaron Tucker	1,600	76,864	4,750	18,300

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Management and Director Deferred Fee Plan

Each of the Directors of the Company has the option to elect to defer up to 100% of their respective retainer and Board fees, while Board approved members of Management may defer up to 100% of their Annual Compensation. The crediting rate of the deferred account balance is equal to the prime rate plus 100 basis points with a minimum of 4% and a maximum of 10%, adjusted annually and compounded monthly. Each Director and Executive is 100% vested in their deferred account balance. Payments commence upon the termination of service, and the benefit payment is paid in monthly installments for 120 months or as a lump sum, as elected by the participant. The death benefit under the plan is 100% of the account balance paid to the participant’s beneficiary in monthly installments for 120 months or a lump sum, if death occurs prior to termination of service.

For details on deferred compensation and interest received for Directors and Executives in 2025 see below.

	Deferred
Name	Compensation	Interest Received	Total
Mark S. Brody	$ 55,300	$ 84,304	$ 139,604
David D. Dallas	64,000	45,957	109,957
Robert H. Dallas, II	21,800	19,247	41,047
Mary E. Gross	-	8,619	8,619
Peter E. Maricondo	56,300	40,170	96,470
Raj Patel	54,300	8,052	62,352
Donald E. Souders, Jr.	900	1,678	2,578
Aaron Tucker	53,300	20,257	73,557
James A. Hughes	719,652	368,161	1,087,813
George Boyan	107,125	19,960	127,085
Daniel Sharabba	10,400	261	10,661

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to Directors, Executive Officers, and their associates (i.e., corporations or organizations for which they serve as officers or Directors, or in which they have beneficial ownership interest of ten percent or more). These loans have all been made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank and do not involve more than the normal risk of collectability or represent other unfavorable features.

Other than the ordinary course lending transactions described above, which must be approved by the Bank’s Board under bank regulatory requirements, and typical bank deposit relationships, all related party transactions are reviewed and approved by our Audit & Risk Committee. This authority is provided to our Audit & Risk Committee under its written charter. In reviewing these transactions, our Audit & Risk Committee seeks to ensure that the transaction is no less favorable to the Company than a transaction with an unaffiliated third party. During 2025 and 2024, there were no transactions with related parties which were not required to be approved by our Audit & Risk Committee, and there were no related party transactions not approved by our Audit & Risk Committee.

Required Vote

DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING WHETHER IN PERSON OR BY PROXY.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025, was Wolf & Company P.C.. Representatives of Wolf & Company P.C. are expected to participate in the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Fees

The following is a summary and description of the fees related to services provided by our independent registered public accounting firm for 2025 and 2024:

	Wolf & Co. P.C.
	2025	2024
Audit fees(1)	$339,000	$305,000
Non-audit related fees(2)	17,680	17,680
Total	$356,680	$322,680

(1)	Includes those fees required for reporting on the Company’s consolidated financial statements and audit procedures relating to the U.S. Department of Housing and Urban Development (HUD) reporting requirements.
(2)	Includes permissible non-audit services including risk assessment software for data security, privacy, and other IT-related areas provided by Wolf & Company P.C.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit & Risk Committee generally pre-approves all audit and permissible non-audit services provided by the independent external auditors. These services may include audit services, audit-related services, tax services, and other services. The Audit & Risk Committee has adopted a policy for the pre-approval of services provided by the independent external auditors. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is limited as to the particular service or category of services and is subject to a specific budget. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit & Risk Committee has approved an exception to this pre-approval policy, allowing Management to engage the Company’s independent auditor to provide permissible non-audit services, provided that the total cost of such services, in aggregate, does not exceed $10,000 in any year. Management will then report the engagement to the Audit & Risk Committee at its next meeting. All audit services provided by Wolf & Company P.C. to the Company for the fiscal years ended December 31, 2025 and 2024 were approved by the Audit & Risk Committee. There were no additional permissible non-audit services provided by Wolf & Company P.C. for the fiscal years ended December 31, 2025 and 2024.

Report of the Audit & Risk Committee

The Audit & Risk Committee meets at least four (4) times annually to fulfill responsibilities related to audit and frequently as needed to address its risk related functions. The Audit & Risk Committee meets periodically with Management, Wolf & Company P.C., the Company’s independent registered public accounting firm, and the Company’s internal auditors, who have unrestricted access to the Audit & Risk Committee.

Management of the Company has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent registered public accounting firm audits internal controls and the financial statements prepared by Management, expresses an opinion as to whether those financial statements fairly represent the financial position, results of operations, and cash flows of the Company in conformity with U.S. generally accepted accounting principles, and discusses with the Audit & Risk Committee any issues they believe should be raised with the Committee.

In connection with this year’s financial statements, the Audit & Risk Committee has reviewed and discussed the Company’s audited financial statements with the Company’s officers and Wolf & Company P.C., the Company’s independent registered public accounting firm. The Audit & Risk Committee has discussed with Wolf & Company P.C. the matters required to be discussed by PCAOB Auditing Standards No. 16, Communications with Audit & Risk Committees. The Audit & Risk Committee also received the written disclosures and letters from Wolf & Company P.C. that are required by PCAOB Ethics and Independence Rule 3526, Communication with Audit & Risk Committee Concerning Independence, and have discussed such independence with representatives of Wolf & Company P.C.

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Based on these reviews and discussions, the Audit & Risk Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the U.S. SEC.

Peter E. Maricondo, Chairman

Mark S. Brody

Wayne Courtright

David D. Dallas

Mary E. Gross

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PROPOSAL 2 – THE RATIFICATION OF THE SELECTION OF WOLF & COMPANY P.C. AS THE COMPANY’S INDEPENDENT EXTERNAL AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2026

The Audit & Risk Committee has appointed the firm of Wolf & Company P.C. to act as our independent registered public accounting firm and to audit our Consolidated Financial Statements for the fiscal year ending December 31, 2026. This appointment will continue at the pleasure of the Audit & Risk Committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the Audit & Risk Committee will consider that fact when it selects the independent auditors for the following fiscal year.

Required Vote

THE SELECTION OF WOLF & COMPANY P.C. WILL BE RATIFIED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING WHETHER IN PERSON OR BY PROXY.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS RATIFY THE COMPANY’S SELECTION OF WOLF & COMPANY P.C.

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OTHER MATTERS

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the interests of the Company and its shareholders.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the section of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

Compliance with Section 16(A) of the Securities Exchange Act Of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Executive Officers and Directors and persons who own more than 10% of the Company’s Common Stock (who are referred to as “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received or written representations from Reporting Persons, the Company believes that, with respect to the fiscal year ended December 31, 2025, all Reporting Persons timely complied with all applicable filing requirements.

Submission of Shareholder Proposals

In order for a shareholder proposal for the 2027 Annual Meeting of Shareholders to be eligible for inclusion in our Proxy Statement, it must comply with the requirements of Rule 14a-8 of the Exchange Act and must be received by the Company on or before November 6, 2026 at the following address: Corporate Secretary, Unity Bancorp, Inc., 64 Old Highway 22, Clinton, New Jersey, 08809. Proposals or nominations not submitted in accordance with such requirements, will be deemed untimely or otherwise deficient; however, we will have discretionary authority to include such proposals or nominations in the proxy materials for the 2027 Annual Meeting of Shareholders.

Annual Report on Form 10-K

At your request, the Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K. Please direct all inquiries to the Company’s CFO at (908) 713-4330.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who Is a Record Holder?

You may own Common Stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

If your shares of Common Stock are registered directly in your name, the Company is sending the Notice of Internet Availability directly to you. If the record holder of your shares of Common Stock is a nominee, you will receive proxy materials from such record holder.

How Do I Vote?

Record Holders:

Online. Please follow the instructions included in the Notice of Internet Availability.

By Participating in the Annual Meeting. If you participate in the Annual Meeting virtually, you can vote your shares of Common Stock by following the instructions available on the meeting website during the meeting. You will be required to sign into the meeting with the control number provided on your proxy card.

Completed Proxy Card. If you requested paper copies of the proxy materials, you may complete, date, sign and return the proxy card that is mailed to you.

Stock Held by Brokers, Banks and Nominees:

If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

If you plan to participate in the Annual Meeting virtually, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of Common Stock on February 27, 2026, the record date for the meeting. Once received, your request for registration should be labeled as “Legal Proxy” and directed to:

Computershare

Unity Bancorp, Inc. Legal Proxy

P.O Box 43001

Providence, RI 02940-3001

Requests should be submitted no later than April 13, 2026 by 5:00 p.m. E.D.T.

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to register and participate in the meeting virtually.

How Many Votes Are Required?

A quorum is required to transact business at the Annual Meeting. The Company will have a quorum and be able to conduct the business of the Annual Meeting if the holders of a majority of the shares of Common Stock entitled to vote are present at the Annual Meeting, either in person or by proxy.

If a quorum is present, Directors will be elected by a plurality of votes cast at the Annual Meeting. Thus, a Director may be elected even if the Director receives the vote of less than a majority of the shares of Common Stock represented at the Annual Meeting. Approval of the ratification of the selection of Wolf & Company P.C. requires the vote of a majority of those shares voting at the Annual Meeting.

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How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given. If you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted “FOR” each of the proposals listed in the notice of meeting and as recommended by the Board of Directors on any other business to be conducted at the Annual Meeting. The Board is not aware of any other business to be conducted at the Annual Meeting.

Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters to be acted upon at the Annual Meeting, will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, any shares not voted as a result of a marked abstention or a broker non-vote will not be counted as votes for or against a particular matter. Accordingly, marked abstentions and broker non-votes will have no effect on the outcome of a vote.

How Does the Board Recommend that I Vote My Shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

FOR the election of nominees for Director to serve on the Board of Directors; and

FOR the ratification of Wolf & Company P.C. as the Company’s independent external auditors.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is exercised by following the voting instructions included in the Notice of Internet Availability.  You may also participate in the virtual shareholders’ meeting and vote online during the meeting.  You may also submit a completed and executed proxy card.  The latest vote cast will control.

Who Will Pay the Expenses of Proxy Distribution?

The Company will pay the expenses of the preparation of proxy materials and the solicitation of proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail, facsimile or other electronic means. In accordance with the regulations of the SEC and the Financial Industry Regulatory Authority (“FINRA”), the Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Common Stock

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